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Exhibit 5.1

December 7, 2020

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Auditors, Transfer Agent and Registrar" and to the incorporation by reference of our report dated February 13, 2020 with respect to the consolidated financial statements of CI Financial Corp. (the "Company") as at December 31, 2019 and 2018, and for the years then ended included in Exhibit 99.5 on Form 40-F filed on November 4, 2020, in Amendment No. 1 to the Registration Statement on Form F-10 of the Company for the registration of up to US$2,000,000,000 of unsecured debt securities, subscription receipts, preference shares or common shares of the Company.

/s/ Ernst & Young LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

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  Exhibit 5.1